Exhibit 99.1

Soligenix Closes $7.1 Million Public Offering

Princeton, NJ – June 26, 2013 – Soligenix, Inc. (OTCQB: SNGX) (“Soligenix” or the “Company”), a clinical stage biopharmaceutical company focused on developing products to treat inflammatory diseases and biodefense countermeasures where there remains an unmet medical need, announced today that on June 25, 2013 it closed its previously announced registered public offering.

The Company raised gross proceeds of approximately $7.1 million in the offering and intends to use the net proceeds from the offering to further develop its product candidates and for general working capital purposes.

The final amount of securities issued in the offering consisted of 6,773,995 shares of Company common stock  and five-year warrants to purchase up to 5,080,500 shares of Company common stock.

Investors in the offering consisted of institutional investors including, among others, an affiliated fund of Third Security, LLC ("Third Security"), a venture capital firm founded by R.J. Kirk, as well as certain members of the Company’s management and board.  In connection with Third Security's investment in the Company, the Company intends to appoint a Third Security designee to the Board of Soligenix.

Soligenix’s two lead product candidates include a proprietary formulation of oral BDP (beclomethasone 17,21-dipropionate) for pediatric Crohn's disease (SGX203), which is currently in a Phase 1 clinical trial, and a novel innate defense regulator (IDR) technology for the treatment of oral Mucositis (SGX942) for which the Company plans to initiate a Phase 2 clinical trial in the second half of 2013.

Maxim Group LLC served as the lead placement agent for the offering and Griffin Securities, Inc. acted as a sub-agent for the offering.

The securities described above were offered pursuant to a Registration Statement on Form S-1 (File No. 333-184762), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on June 20, 2013.  There will be no additional closings of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov.

About Soligenix, Inc.

Soligenix is a clinical stage biopharmaceutical company developing products to treat serious gastrointestinal diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics. Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn's disease (SGX203), acute radiation enteritis (SGX201) and chronic Graft-versus-Host disease (orBec®), as well as developing its novel innate defense regulator (IDR) technology for the treatment of oral Mucositis (SGX942).

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government's Strategic National Stockpile. Soligenix's lead biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix's new vaccine heat stabilization technology known as ThermoVax™. Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a $600,000 NIAID Small Business Innovation Research (SBIR) grant. OrbeShield™ has previously demonstrated statistically significant preclinical survival results in two separate canine GI ARS studies funded by the NIH.  Recently, Soligenix announced a worldwide exclusive collaboration with Intrexon Corporation that will focus on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program.  These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540